Exhibit 99.2

787 Seventh Avenue
New York, NY 10019-6099
Tel: 212 728 8000
Fax: 212 728 8111

August 24, 2022

VIA ELECTRONIC MAIL

RDML Jamie Barnett (jamie.barnett@viasat.com)

Mr. Frederick Joyce (frederick.m.joyce@gmail.com)

Mr. Matthew Stecker (matthew@symbl.com)

Mr. Giovanni Tarone (jtarone@gmail.com)

TCR Acquisition LLC

3101 Little Creek Lane

Alexandria, VA 22309-2125

Re:	Kaleyra, Inc. and The Campaign Registry, Inc.

Dear Admiral Barnett and Messrs. Joyce, Stecker and Tarone:

I write to demand that TCR Acquisition LLC (“TCR Acquisition”) and each of you, in your individual capacities and as executives, owners, advisors and controlling persons of TCR Acquisition LLC, immediately cease and desist from your unlawful campaign to damage The Campaign Registry, Inc. (“The Campaign Registry”) and coerce Kaleyra to sell The Campaign Registry to TCR Acquisition.

As you are aware, Kaleyra’s Board of Directors refused to sell The Campaign Registry to TCR Acquisition, at the low-ball price you proposed. You may be unhappy with Kaleyra’s decision, but Kaleyra had every right to reject your offer. Normally, a potential buyer would either improve the terms of its proposal or respect the decision and move on. You have obviously chosen a different path.

Each of you, and TCR Acquisition, has chosen to wage a destructive, irresponsible, and illegal smear campaign against Kaleyra and The Campaign Registry. We demand that you immediately cease your willful and intentional acts that are calculated to damage The Campaign Registry and Kaleyra.

BRUSSELS    CHICAGO    FRANKFURT     HOUSTON    LONDON    LOS ANGELES    MILAN

NEW YORK    PALO ALTO    PARIS    ROME    SAN FRANCISCO    WASHINGTON

Admiral Barnett and Messrs. Joyce, Stecker, and Tarone

August 24, 2022

You have issued multiple press releases in which you claim without any basis whatsoever that “Chinese nationals” and other foreign agents have access to The Campaign Registry’s “critical infrastructure and customer data,” that The Campaign Registry is “owned and controlled” by investors from The People’s Republic of China, and that The People’s Republic of China could “easily” control how or whether U.S. “campaign messages” are conveyed by virtue of such “ownership and control.” We also understand that you have been asserting these same blatantly false claims directly to The Campaign Registry’s customers and business partners, in a transparent attempt to intentionally disrupt The Campaign Registry’s business relationships and damage The Campaign Registry and Kaleyra.

These statements—and your suggestion that The Campaign Registry needs to be “repatriated”—are patently false. The Campaign Registry is a Delaware corporation headquartered in McLean, Virginia, and its management team operates from its Virginia headquarters. It is wholly owned by Kaleyra, which is a U.S.-listed, publicly traded corporation that is also incorporated in Delaware, with principal executive offices in New York City. In short, The Campaign Registry does not need to be “repatriated”—it is already a United States company.

Contrary to your statements and innuendo, none of the Chinese government, any other foreign government, any Chinese national or any foreign agent controls Kaleyra or The Campaign Registry, and none of Kaleyra’s non-employee shareholders has access to The Campaign Registry’s customer data, systems or processes or any ability to control The Campaign Registry’s policies, relationships, protocols, systems or processes. Nor is Kaleyra aware of any shareholder that is affiliated in any way with the Chinese government, or any other foreign government. No basis exists for your frivolous assertion otherwise; you simply made that up.

Moreover, as you well know, The Campaign Registry does not exert any control over terminated SMS traffic, nor does it have access to the content of any text messages. The Campaign Registry is merely a registry, and its database is accessible to mobile operators and their infrastructure partners, who use data from the registry as they each see fit.

We demand that you cease and desist from further false and defamatory statements regarding Kaleyra and The Campaign Registry, including stating or insinuating that Kaleyra or The Campaign Registry is “owned and controlled” by investors from The People’s Republic of China, that Kaleyra should be subject to CFIUS review because of its ownership of The Campaign Registry, and that The Campaign Registry—a U.S. company—should be “repatriated.” We also demand that you issue a public retraction of

Admiral Barnett and Messrs. Joyce, Stecker, and Tarone

August 24, 2022

the false statements that you have already published, and that you identify to us all The Campaign Registry customers and business partners to whom you have spread these lies. We are aware that you have communicated with our customers, in a direct and intentional attempt to disrupt our business. These private and public comments are nothing short of a smear campaign that appears to have been calculated to, and has resulted in, serious damage to The Campaign Registry and Kaleyra.

We will pursue all legal avenues to address your egregious and tortious conduct, which has been carried out in the name of TCR Acquisition as well as in your personal capacities. We reserve all rights.

Very truly yours,

Jeffrey B. Korn